Exhibit 4.1

DATED OCTOBER 3, 2014

FLY LEASING LIMITED

AS Company

AND

Wells Fargo Bank, National Association

AS Trustee

SECOND Supplemental INDENTURE

6.375% SENIOR UNSECURED NOTES DUE 2021

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.10
	(b)	8.10
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	3.05
	(b)	13.03
	(c)	13.03
313	(a)	8.06
	(b)(2)	8.06; 8.07
	(c)	8.06; 13.02
	(d)	8.06
314	(a)	5.03;13.02; 13.05
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(e)	13.05
	(f)	N.A.
315	(a)	8.01
	(b)	8.05; 13.02
	(c)	8.01
	(d)	8.01
	(e)	7.11
316	(a) (last sentence)	3.09
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	N.A.
	(b)	7.07
	(c)	3.12
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	3.04
318	(a)	13.01
	(b)	N.A.
	(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

ii

iii

iv

v

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 3, 2014 (this “Supplemental Indenture”), is between Fly Leasing Limited (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) under the Indenture dated December 11, 2013 between the Company and the Trustee (the “Base Indenture” and, as amended and supplemented by this Supplemental Indenture, and as further amended and supplemented from time to time, in each case, in respect of the Notes (as defined below), the “Indenture”).

RECITALS

WHEREAS, the Company has duly authorized, executed and delivered the Base Indenture to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series, as the Base Indenture provides;

WHEREAS, Section 10.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form or terms of Securities of any series as permitted by Section 2.01 of the Base Indenture;

WHEREAS, pursuant to Section 2.01 of the Base Indenture, the Company desires to execute this Supplemental Indenture to establish the form and terms, and to provide for the issuance, of a series of Securities designated as 6.375% Senior Notes due 2021 (the “Notes”) in an initial aggregate principal amount of $325,000,000 (the “Initial Notes”);

WHEREAS, from time to time subsequent to the Issue Date (as defined herein), the Company may, if permitted to do so pursuant to the terms of the Indenture, the Initial Notes and the terms of its other indebtedness existing on such future date, issue Additional Notes (as defined herein) of the same series as the Initial Notes pursuant to and in accordance with the Indenture;

WHEREAS, this Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms.

NOW, THEREFORE, the Company and the Trustee agree as follows solely for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes:

Article 1
APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01          Application of This Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 2.02 below, are expressly and solely for the benefit of the Holders of the Notes and the Note Guarantees, if any, and shall not apply to any other series of Securities that may be issued hereafter under the Base Indenture. The Notes constitute a series of Securities as provided in the Base Indenture unless a supplemental indenture with respect to such series specifically incorporates such provisions. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

Section 1.02          Effect of Supplemental Indenture.

With respect to the Notes (and any notation of Note Guarantee endorsed thereon) only, the Base Indenture shall be supplemented and amended pursuant to Section 11.01 thereof to establish the form and terms of the Notes (and any notation of Note Guarantee endorsed thereon) as set forth in this Supplemental Indenture, including as follows:

(a)           Definitions. The provisions of Article 1 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 2 of this Supplemental Indenture;

(b)           Description, Execution, Registration and Exchange of Securities. The provisions of Article 2 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 3 of this Supplemental Indenture;

(c)           Redemption of Securities; Sinking Funds. The provisions of Article 3 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 4 of this Supplemental Indenture;

(d)           Particular Covenants of the Company. The provisions of Article 4 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 of this Supplemental Indenture;

(e)           Remedies of the Trustee and Securityholders on Event of Default. The provisions of Article 6 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 7 of this Supplemental Indenture;

(f)           Concerning the Trustee. The provisions of Article 7 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 of this Supplemental Indenture;

(g)           Supplemental Indentures. The provisions of Article 10 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 10 of this Supplemental Indenture;

(h)           Consolidation, Merger, Sale Or Conveyance. The provisions of Article 11 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 6 of this Supplemental Indenture;

(i)            Satisfaction And Discharge Of Indenture. The provisions of Article 12 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 of this Supplemental Indenture;

(j)            Miscellaneous Provisions. The provisions of Article 14 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 12 of this Supplemental Indenture;

(k)           Securityholder Lists and Reports by the Company and the Trustee. The provisions of Article 5 of the Base Indenture are deleted in their entirety;

(l)            Concerning the Securityholders. The provisions of Article 8 of the Base Indenture are deleted in their entirety;

(m)          Securityholders’ Meetings. The provisions of Article 9 of the Base Indenture are deleted in their entirety; and

(n)           Immunity Of Incorporators, Stockholders, Officers And Directors. The provisions of Article 13 of the Base Indenture are deleted in their entirety.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) through (n) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any notation of Note Guarantee endorsed thereon).

Article 2

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 2.01          Definitions.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)      Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)      Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” shall have the meaning set forth in Section 5.17 hereof.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 3.02 and 5.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, as determined by the Company with respect to any Note on any redemption date, the excess of:

(1)      the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such Note through the stated maturity date of the Notes (excluding accrued but unpaid interest to the redemption date), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 50 basis points; over

(2)      the principal amount of the Notes to be redeemed.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)      the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related or substantially concurrent transactions, of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)      the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related or substantially concurrent transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 5.09 hereof)

in each case, other than:

(a)      a disposition of Cash Equivalents or dispositions of any surplus, obsolete, damaged or worn out assets in the ordinary course of business, or any disposition of inventory or goods held for sale in the ordinary course of business;

(b)      the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 6.01 hereof or any disposition that constitutes a Change of Control;

(c)      the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 5.07 hereof;

(d)      any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10.0 million;

(e)      any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)      to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)      the lease, assignment, sub-lease or license of any real or personal property, including any aircraft, in each case in the ordinary course of business;

(h)      the sale of aircraft, engines, spare parts or similar assets, or Capital Stock of any entity owning any of the foregoing, in the ordinary course of business;

(i)      any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (10) of the definition of Permitted Investments);

(j)      foreclosures on assets;

(k)      (i) sales of accounts receivable, or participations therein, in connection with the Credit Facilities, (ii) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (iii) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;

(l)      the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;

(m)      the creation of a Lien;

(n)      sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(o)      any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Indenture.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BBAM LP” means BBAM Limited Partnership.

“Board of Directors” means:

(1)      with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)      with respect to a partnership, the board of directors of the general partner of the partnership;

(3)      with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)      with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Markets Debt” means any unsecured debt securities (other than (i) a Qualified Securitization Financing or (ii) a debt issuance guaranteed by an export credit agency (including the Export-Import Bank of the United States)) issued in the capital markets by the Company or any of its Subsidiaries, whether issued in a public offering or private placement, including pursuant to Section 4(a)(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” means:

(1)      in the case of a corporation, corporate stock;

(2)      in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)      in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of the company; and

(4)      any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)      United States dollars;

(2)      pounds sterling,

(3)      (a)      euro, or any national currency of any participating member state in the European Union,

(b)      Canadian dollars,

(c)      Australian dollars, or

(d)      in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4)      securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5)      certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

(6)      repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7)      commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8)      investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

(9)      readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(10)      Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Change of Control” means:

(1)      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of the Company’s Voting Stock;

(2)      during any period of two consecutive years, individuals who at the beginning of such period were elected by the shareholders of the Company to the Board of Directors of the Company, as the case may be (together with any new directors whose election by the shareholders of the Company to such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (who cannot include persons not elected by or recommended for election by the then incumbent Board of Directors unless such Board of Directors determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the members of the Board of Directors of the Company who were elected by the shareholders of the Company;

(3)      (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee Person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee Person or (ii) to an amalgamation or a merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Company’s obligations under the Notes and this Indenture; or

(4)      the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Company.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date” means October 3, 2014.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)      consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Hedging Activities”), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to December 11, 2013 of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees and any expensing of other financing fees, and (iv) amortization of fair value debt discounts), plus

(2)      consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3)      interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(1)      any net after-tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business, (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded,

(2)      the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)      any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4)      any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded,

(5)      the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)      solely for the purpose of determining the amount available for Restricted Payments under clause (c)(I) under Section 5.07(a) hereof, the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)      the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after December 11, 2013, net of taxes, shall be excluded,

(8)      any net after-tax loss from the early extinguishment of Indebtedness arising from the application of purchase accounting or Hedging Obligations or other derivative instruments shall be excluded,

(9)      any net after-tax impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded,

(10)     any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded,

(11)     any net after-tax valuation allowance against a deferred tax asset shall be excluded,

(12)     amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to December 11, 2013 shall be excluded, and

(13)     any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 5.07 hereof only (other than clause (c)(IV) under Section 5.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted pursuant to clause (c)(IV) under Section 5.07(a) hereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)      to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)      to advance or supply funds

(a)      for the purchase or payment of any such primary obligation or

(b)      to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)      to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.02 hereof or such other address as the Trustee may designate by notice to the Company.

“Covenant Suspension Event” has the meaning set forth in Section 5.16(a) hereof.

“Credit Facilities” means one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Custodian” means Wells Fargo Bank, National Association, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 3.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(1)      provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2)      Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after December 11, 2013 result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)      Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4)      any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the Notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

(5)      the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after December 11, 2013, plus

(6)      any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(7)      the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(8)      any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus

(9)      foreign exchange loss (or minus any gain) on debt, plus

(10)     Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income, less

(11)     non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“employees” of the Company and its Subsidiaries shall include officers of the Company and its Subsidiaries and employees of BBAM LP or its Subsidiaries that are involved in the management of the Company and its Subsidiaries.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Company (excluding Disqualified Stock), other than:

(1)      public offerings with respect to the Company’s common shares registered on Form S-8; and

(2)      any sales to the Company or any of its Subsidiaries.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Company or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided herein).

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was amalgamated or merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means with respect to any Person for any period, the sum of:

(1)      Consolidated Interest Expense,

(2)      all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person, and

(3)      all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of the Company that is not incorporated in or organized under the laws of the United States or the Bermuda.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Global Note Legend” means the legend set forth in Section 3.06(e) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 3.01 or 3.06(b)(2) hereof.

“Government Securities” means securities that are:

(1)      direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)      obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 4(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)      currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and

(2)      other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“Holder” means a Person in whose name a Note is registered in the register.

“Indebtedness” means with respect to any Person:

(1)      any indebtedness (including principal and premium) of such Person, whether or not contingent,

(a)      in respect of borrowed money,

(b)      evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c)      representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(d)      representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)      to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3)      to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of a Qualified Securitization Financing shall not be deemed to constitute Indebtedness.

“Indenture” has the meaning set forth in the first paragraph of this Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $325,000,000 in aggregate principal amount of Notes issued under this Indenture on the Closing Date.

“Investment Grade Rating” means a rating equal to or higher than BBB (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07 hereof:

(1)      “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x)      the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(y)      the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)      any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Company.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any Subsidiary of the Company or BBAM LP or any Subsidiary of BBAM LP at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Payment” means the amount that any Holder receives from any Payor or Paying Agent after deduction or withholding of any amount for or on account of any Taxes imposed with respect to that payment (including any withholding or deduction attributable to Additional Amounts) by the applicable withholding agent of an amount for or on account of any present or future Taxes imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Indenture required (other than required by Section 5.10(b)(1) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the secretary of the Company that meets the requirements of Section 13.05 hereof; provided that the Officers’ Certificate delivered to the Trustee on the Closing Date with respect to conditions precedent to the authentication of the Initial Notes may be signed by two attorneys-in-fact of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Organizational Documents” mean, with respect to (a) the Company, the memorandum and articles of association and (b)  any other person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payor” means the Company, any Guarantor or any successor to any of them.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 5.10 hereof.

“Permitted Holders” means the collective reference to Summit Aviation Partners LLC, Onex Corporation, their Affiliates, the executive officers of Summit Aviation Partners LLC and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)      any Investment in the Company or any Restricted Subsidiary;

(2)      any Investment in cash and Cash Equivalents;

(3)      any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a)      such Person becomes a Restricted Subsidiary; or

(b)      such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)      any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 5.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5)      any Investment existing on the Closing Date;

(6)      advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(7)      any Investment acquired by the Company or any Restricted Subsidiary:

(a)      in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; or

(b)      as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)      any Investments in Hedging Obligations entered into in the ordinary course of business;

(9)      loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)     any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)     Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of Section 5.07(a) hereof;

(12)     guarantees of Indebtedness permitted by Section 5.09 hereof;

(13)     any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 5.11(b) hereof;

(14)     Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)     repurchases of the Notes;

(16)     any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(17)     any Investment in a Person (other than the Company or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

(18)     endorsements for collection or deposit in the ordinary course of business;

(19)     Investments relating to any Securitization Subsidiary that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect any Qualified Securitization Financing;

(20)     Investments in property and other assets which after such Investments are owned by the Company or any Restricted Subsidiary; and

(21)     Investments in Permitted Joint Ventures in an aggregate amount that taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, does not exceed the greater of (x) $50.0 million and (y) 1.25% of Total Assets, and as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Joint Venture” means any agreement, contract or other arrangement between the Company or any Restricted Subsidiary and any person that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of a Similar Business jointly with third parties.

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the Pre Expansion European Union, Canada, Australia, Ireland, Switzerland, Bermuda, the Cayman Islands or Singapore.

“Permitted Liens” means, with respect to any Person:

(1)      pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;

(2)      Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)      Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)      Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)      minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)      Liens existing on the Closing Date;

(7)      Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(8)      Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of an amalgamation or a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9)      Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 5.09 hereof;

(10)     Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien;

(11)     Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)     leases and subleases of real property granted to others in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(13)     Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14)     Liens in favor of the Company;

(15)     Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such equipment is located;

(16)     Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(17)     Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (26) and (28); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (26) and (28) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and Holders thereof than the original Liens and the related Indebtedness;

(18)     other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million;

(19)     Licenses or sublicenses in the ordinary course of business;

(20)     Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.01(5) hereof so long as (a) such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (b) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;

(21)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24)     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(25)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(26)     Liens securing Indebtedness permitted to be incurred pursuant to Section 5.09(b)(4) hereof; provided that Liens extend only to the assets so financed, purchased, constructed or improved;

(27)     Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(28)     Liens securing Indebtedness permitted to be incurred pursuant to Section 5.09(b)(17) hereof; provided that Liens extend only to the assets so financed and any assets or Capital Stock of any Restricted Subsidiary incurring such Indebtedness;

(29)     (i) Leases of aircraft, engines, spare parts or similar assets of the Company or its Restricted Subsidiaries granted by such person, in each case entered into in the ordinary course of the Company or its Restricted Subsidiaries’ operating leasing business, (ii) “Permitted Liens” or similar terms under any lease or (iii) any Lien which the lessee under any lease is required to remove;

(30)     Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union” shall not include any country whose long-term debt does not have a long-term rating of at least “A” by S&P or at least “A2” by Moody’s or the equivalent rating category of another Rating Agency.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Rating Agencies” means Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Tax Jurisdiction” means the Bermuda, Ireland or any jurisdiction where any Payor is incorporated, resident or engaged in business for tax purposes or from or through which any payment in respect of the Notes or any Note Guarantee is made, or any political subdivision or taxing authority thereof or therein.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” shall have the meaning set forth in Section 5.16(b) hereof.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all of the foregoing, all contracts and all guarantees or other obligations in respect of any and all of the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all of the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means one or more transactions or series of transactions that may be entered into by the Company and/or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of the Restricted Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any Restricted Subsidiary.

“Securitization Subsidiary” means a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or a Restricted Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Company or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced by a resolution of the Board of Directors of the Company or such other Person giving effect to such designation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date hereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person:

(1)      any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)      any partnership, joint venture, limited liability company or similar entity of which:

(x)      50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)      such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” shall have the meaning set forth in Section 6.01(a)(1)(B) hereof.

“Suspended Covenants” shall have the meaning set forth in Section 5.16(a) hereof.

“Suspension Period” shall have the meaning set forth in Section 5.16(c) hereof.

“Taxes” means any taxes, duties, levies, imposts, assessments or other governmental charges and any interest, penalties or other liabilities with respect thereto.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the stated maturity date of the Notes; provided, however, that if the period from the redemption date to the stated maturity date of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)      any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company as provided in Section 5.18 hereof) and

(2)      any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1)      the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment; by

(2)      the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 2.02          Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	5.11
“Asset Sale Offer”	4.09
“Authentication Order”	3.02
“Authorized Agent”	13.09
“Change of Control Offer”	5.14
“Change of Control Payment”	5.14
“Change of Control Payment Date”	5.14
“Covenant Defeasance”	9.03
“DTC”	3.03
“Event of Default”	7.01
“Excess Proceeds”	5.10
“incur”	5.09
“Legal Defeasance”	9.02
“Offer Amount”	5.09
“Offer Period”	5.09
“Paying Agent”	4.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Purchase Date”	4.09
“Registrar”	3.03
“Restricted Payments”	5.07
“Subsidiary Guarantor”	9.02

Section 2.03          Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 2.04          Rules of Construction. Unless the context otherwise requires:

(1)               a term has the meaning assigned to it;

(2)               an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)               “or” is not exclusive;

(4)               “including” is not limiting;

(5)               words in the singular include the plural, and in the plural include the singular;

(6)               “will” shall be interpreted to express a command;

(7)               provisions apply to successive events and transactions; and

(8)               references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Article 3

THE NOTES

Section 3.01          Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that such notations, legends or endorsements shall not affect the rights, duties, privileges or liabilities of the Trustee. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 3.06 hereof.

Section 3.02          Execution and Authentication. At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated substantially in the form of Exhibit A hereto by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes requested by the Company to be authenticated pursuant to one or more Authentication Orders, except as provided in Section 3.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 3.03          Registrar and Paying Agent. The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and one or more offices or agencies where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and Wells Fargo Bank, National Association to act as Custodian with respect to the Global Notes.

The Company may change Registrar or Paying Agent without prior notice to the Holders.

Section 3.04          Paying Agent to Hold Money in Trust. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 3.05          Holder Lists. The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).

Section 3.06          Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)               the Company delivers to the Trustee a notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)               the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)               there has occurred and is continuing an Event of Default with respect to the Notes and Holders of a majority in aggregate principal amount of the Notes have requested that the Company issue Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary (in accordance with its customary procedures) shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.07 and 3.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.06 or Section 3.07 or 3.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events set forth in the preceding paragraph. A Global Note may not be exchanged for another Note other than as provided in this Section 3.06(a), provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.06(b) hereof.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with subparagraph (1) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)          In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Registrar either:

(A)         both:

(i)                  a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)                instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)         both:

(i)                  a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)                instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.06(f) hereof.

(c)          Transfer and Exchange of Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in an Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.06(b)(1) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.06(f) hereof, and the Company will execute and the Trustee, upon receipt of an Authentication Order, will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.06(b)(2) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)          Transfer and Exchange of Definitive Notes to Beneficial Interests in Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to paragraph (d) above at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.02 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.06(d), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)          Legends. The following legend will appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 3.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 3.02 hereof.

(2)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.10, 4.06, 4.09, 5.10, 5.14 and 10.05 hereof).

(3)           Neither the Registrar nor the Company will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)           Neither the Registrar nor the Company will be required:

(A)              to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 4.02 hereof and ending at the close of business on the day of selection;

(B)              to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)              to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)           The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.02 hereof.

(8)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 3.07          Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 3.08          Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 3.08 as not outstanding. Except as set forth in Section 3.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 3.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 3.09          Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 3.10          Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 3.11          Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes (subject to the record retention requirements of the Exchange Act). Upon request, evidence of the cancellation of all cancelled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 3.12          Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Article 4

REDEMPTION AND PREPAYMENT

Section 4.01          Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Sections 4.07 or 4.10 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1)               the clause of this Indenture pursuant to which the redemption shall occur;

(2)               the redemption date;

(3)               the principal amount of Notes to be redeemed; and

(4)               the redemption price.

Section 4.02          Selection of Notes to Be Redeemed or Repurchased. If less than all of the Notes are to be redeemed or repurchased at any time, the Trustee will select Notes for redemption or repurchase on a pro rata basis or by lot or otherwise as required by the Depositary.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or repurchase and, in the case of any Note selected for partial redemption or repurchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $200,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or repurchase also apply to portions of Notes called for redemption or repurchase.

Section 4.03          Notice of Redemption. Subject to the provisions of Section 4.09 hereof, at least 30 days but not more than 60 days before a redemption date (and not more than 90 days before the next date on which the Company would be obligated to pay Additional Amounts in the case of Section 4.10 hereof), the Company will give a notice of redemption to each Holder whose Notes are to be redeemed as provided in Section 13.02, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1)               the redemption date;

(2)               the redemption price;

(3)               if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note or otherwise reflect such reduction of principal amount in accordance with the procedures of DTC;

(4)               the name and address of the Paying Agent;

(5)               that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)               that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)               the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)               that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least ten days prior to the date the notice is required to be delivered pursuant to this Section 4.03 or such shorter period acceptable to the Trustee, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 4.04          Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 4.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 4.05          Deposit of Redemption or Purchase Price. Prior to 10:00 A.M. (New York City time) on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

Section 4.06          Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unpurchased or unredeemed portion of the Note surrendered. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on the Notes or portions thereof purchased or called for redemption.

Section 4.07          Optional Redemption. Except as set forth in this Section 4.07 and Section 4.10 hereof, the Notes are not redeemable at the Company’s option.

(a)           Prior to October 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b)          On and after October 15, 2017, the Company will be entitled at its option, at any time and from time to time, to redeem all or a portion of the notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at the redemption prices (expressed as percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2017	104.781%
2018	103.188%
2019	101.594%
2020 and thereafter	100.000%

(c)           Prior to October 15, 2017, the Company may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the notes so redeemed) equal to 106.375% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes must remain outstanding immediately after each such redemption.

(d)          Any redemption pursuant to this Section 4.07 shall be made pursuant to the provisions of Sections 4.01 through 4.06 hereof.

Section 4.08          Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 4.09          Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 5.10 hereof, the Company is required to commence an Asset Sale Offer, as defined below, it will follow the procedures specified below.

The “Asset Sale Offer” shall be made to all Holders and, if required by the terms of any Indebtedness that is pari passu with the Notes, to the holders of such other Indebtedness. The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and such other pari passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)               that the Asset Sale Offer is being made pursuant to this Section 4.09 and Section 5.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)               the Offer Amount, the purchase price and the Purchase Date;

(3)               that any Note not tendered or accepted for payment will continue to accrue interest;

(4)               that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)               that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $200,000 or an integral multiple of $1,000 in excess thereof;

(6)               that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)               that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)               that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $200,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9)               that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 4.09 or Section 5.10 hereof, any purchase pursuant to this Section 4.09 shall be made pursuant to the provisions of Sections 4.01 through 4.06 hereof.

Section 4.10          Redemption for Taxation Reasons.

(a)           The Company will be entitled, at its option, to redeem the Notes in whole (but not in part) at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, if at any time it becomes obligated to pay Additional Amounts on the Notes on the next interest payment date with respect to the Notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective and is announced after the Closing Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Closing Date, such later date) and provided the Company cannot avoid the obligation after taking reasonable measures to do so.

(b)           If the Company becomes entitled to redeem the Notes pursuant to Section 4.10(a) hereof, it may do so at any time on a redemption date of its choice so long as the Company’s obligation to pay Additional Amounts remains in effect when it gives the notice of redemption.

(c)           Notice of the Company’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee both an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Company is obligated to pay Additional Amounts because of an amendment to or change in law, treaties or position as described in Section 4.10(a) hereof.

(d)           Any redemption pursuant to this Section 4.10 shall be made pursuant to the provisions of Sections 4.01 through 4.06 hereof.

Article 5

COVENANTS

Section 5.01          Payment of Notes. The Company will pay or cause to be paid the principal of, premium on, if any, interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or any guarantee, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Section 5.02          Maintenance of Office or Agency. The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 3.03 hereof.

Section 5.03          Reports and Other Information. For so long as the Notes are outstanding, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to the Trustee and the Holders and prospective purchasers of the Notes or shall post to a publicly available website (provided, however, that the Trustee shall have no responsibility whatsoever to determine if such posting has occurred):

(a)           within 120 days (or any time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer) plus any grace period provided by Rule 12b-25 under the Exchange Act, after the end of each fiscal year, annual reports on Form 20-F, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and

(b)           within 75 days (or any time period then in effect under the rules and regulations of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, containing substantially the same information required to be contained in Form 10-Q, or any successor or comparable form.

Section 5.04          Compliance Certificate.

(a)           The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge).

(b)           So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith within five Business Days upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05         Taxes. The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 5.06         Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07          Limitation on Restricted Payments.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)          declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:

(A)           dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

(B)            dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any amalgamation, merger or consolidation;

(3)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary; or

(4)           make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)          immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional indebtedness under Section 5.09(a) hereof; and

(c)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after December 11, 2013 (including Restricted Payments permitted by clauses (1) and (13) of Section 5.07(b), but excluding all other Restricted Payments permitted by Section 5.07(b)), is less than the sum of:

(I)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2013, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus;

(II)          100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after December 11, 2013 from the issue or sale of:

(i)      Equity Interests of the Company; or

(ii)      debt securities, Designated Preferred Stock or Disqualified Stock of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (II) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted or exchanged debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, or (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

(III)          100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company following December 11, 2013 (other than by a Restricted Subsidiary), plus

(IV)          100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:

(i)      the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company and its Restricted Subsidiaries in each case after December 11, 2013; or

(ii)      the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after December 11, 2013; plus

(5)               in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (b)(5) below or to the extent such Investment constituted a Permitted Investment; plus

(6)           $45.0 million.

(b)           The provisions of Section 5.07(a) hereof will not prohibit:

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, which is incurred in compliance with Section 5.09 hereof so long as:

(a)          the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,

(b)          such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the Notes, and

(c)          such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that, in the case of this subclause (c)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);

(3)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year);

(4)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any other Restricted Subsidiary issued in accordance with Section 5.09 hereof to the extent such dividends are included in the definition of Fixed Charges;

(5)           Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, not to exceed $50.0 million and 1.25% of Total Assets at the time of such investment; provided, that the dollar amount of Investments made pursuant to this clause (5) may be reduced by the Fair Market Value of the proceeds received by the Company and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)           (x) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, and (y) payment of dividend equivalents pursuant to grants of Equity Interests to employees and directors of the Company under the Company’s equity incentive plans;

(7)           other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (7) not to exceed $45.0 million;

(8)           Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(9)           the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(10)         distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;

(11)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described in Sections 5.10(b) and 5.14 hereof; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all Notes tendered by Holders of the Notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(12)         any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (“Refunding Capital Stock”); and

(13)         any dividends or distributions by the Company on its common shares (directly or in the form of American Depositary Shares) and any repurchase, redemption or acquisition by the Company of its common shares, in an aggregate amount not to exceed for any fiscal year the greater of $45.0 million and 1.25% of Total Assets at the time of such dividend, distribution, repurchase, redemption or acquisition; provided that immediately after giving effect to such dividend, distribution, repurchase, redemption or acquisition, on a pro forma basis, the Company could incur $1.00 of additional indebtedness under the provisions of Section 5.09(a);

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (7), (12) and (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Section 5.08          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)          (A) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(B)              pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(2)           make loans or advances to the Company or any Restricted Subsidiary; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.

(b)          The restrictions in Section 5.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect on the Closing Date;

(2)           this Indenture and the Notes;

(3)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (a)(3) above on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)           contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7)           secured Indebtedness otherwise permitted to be incurred pursuant to Sections 5.09 and 5.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)           customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(10)         customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(11)         any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred by such Foreign Subsidiary that was permitted by the terms of this Indenture to be incurred;

(12)         any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to Section 5.09 hereof which encumbrances or restrictions are, in the good faith judgment of the Company’s Board of Directors not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines, at the time of such financing, will not materially impair the Company’s ability to make payments as required under the Notes;

(13)         any encumbrances or restrictions of the type referred to in clauses (a)(1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(14)         restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Financing.

Section 5.09          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)          The provisions of Section 5.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)          the incurrence of Indebtedness of the Company or any of the Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $50.0 million pursuant to this clause (1);

(2)          the incurrence by the Company of Indebtedness represented by the Notes (other than any Additional Notes);

(3)          Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) above);

(4)          Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (x) $25.0 million and (y) 0.75% of Total Assets;

(5)          Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)          Indebtedness of the Company to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)          Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that, any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)          shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (9);

(10)         Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

(a)         interest rate risk;

(b)         exchange rate risk with respect to any currency exchange;

(c)         commodity risk;

(d)         inflation risk; or

(e)         any combination of the foregoing;

(11)         obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(12)          Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), including all Refinancing Indebtedness in respect thereof incurred pursuant to clause (14), does not at any one time outstanding exceed the greater of (1) $50.0 million and (2) 1.25% of Total Assets;

(13)          (a)         any guarantee by the Company of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; or

(b)         any guarantee by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such other Restricted Subsidiary is permitted under the terms of this Indenture;

(14)          the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (12), this clause (14), (15) and (17) or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)         except in the case of Indebtedness incurred pursuant to clause (17) below or any Refinancing Indebtedness of such Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that, in the case of this subclause (14)(a)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);

(b)         to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(c)         shall not include:

(A)         Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company; or

(B)         Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(15)         Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary or amalgamated or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:

(a)         the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof; or

(b)         the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, amalgamation or merger;

(16)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17)         Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by the Company or any Restricted Subsidiary, that is secured by any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, so long as the amount of such Indebtedness does not exceed the purchase price of such aircraft, engines, spare parts or similar assets and any improvements or modifications thereto and is incurred not later than two years after the date of such purchase, lease, acquisition, improvement or modification;

(18)          Indebtedness of the Company or any Restricted Subsidiary consisting of the guarantee of obligations of joint ventures in a Similar Business which are not Subsidiaries supported by a contractual obligation by (i) the joint venture to repay any amounts advanced pursuant to such guarantee or (ii) the joint venture partners to repay a proportion of any amounts advanced pursuant to such guarantee equal to their ownership of such joint venture in an aggregate principal amount not to exceed 3.0% of Total Assets at any one time outstanding pursuant to this clause (18);

(19)          Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20)           Indebtedness of the Company or any Restricted Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business;

(c)           For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to Section 5.09(a) hereof, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this Section 5.09 and the Company may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 5.09(a) and 5.09(b). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 5.09.

(d)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)           The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)            the Company shall not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any other Indebtedness of the Company unless such Indebtedness is expressly subordinated in right of payment to the Notes to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

The amount of any Indebtedness outstanding as of any date will be:

(1)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)            the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)            in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)              the Fair Market Value of such assets at the date of determination; and

(B)              the amount of the Indebtedness of the other Person.

Section 5.10          Asset Sales.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale unless:

(1)               the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)               except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b)          Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)               to make one or more offers to the Holders of the Notes (and, at the option of the Company, the holders of other senior Indebtedness) to purchase Notes (and such senior Indebtedness) pursuant to and subject to Section 4.09 hereof; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness; provided further that if the Company or such Restricted Subsidiary shall so reduce any senior Indebtedness (other than the Notes), the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with Section 4.09 hereof;

(2)               to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-term assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3)               to reduce Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Company shall constitute a reduction in such Indebtedness; or

(4)               any combination of the foregoing.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)           Any Net Proceeds from Asset Sales that are not invested or applied as provided in Section 5.10(b) hereof will constitute “Excess Proceeds.” In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 365 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an Asset Sale Offer to all Holders of the Notes, and, if required by the terms of any senior Indebtedness, to the holders of such senior Indebtedness, to purchase the maximum principal amount of Notes and such other senior Indebtedness, that are $200,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 4.09 hereof. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $25.0 million by giving the notice required pursuant to the terms of Section 4.09 hereof, with a copy to the Trustee. To the extent that the aggregate amount of Notes and such senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained herein. If the aggregate principal amount of Notes or the senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Notes and such senior Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes or such senior Indebtedness tendered, subject to adjustments by the Company so that no Notes or such other senior Indebtedness are left outstanding in unauthorized denominations. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Company or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (c), the balance of such Net Proceeds, if any, from such Asset Sale may be used by the Company or such Restricted Subsidiary for any purpose not prohibited by the terms of this Indenture.

(d)          For purposes of this Section 5.10, the following are deemed to be cash or Cash Equivalents:

(1)               any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s most recent internally available balance sheet or in the Notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are contingent or by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and as a result of which the Company and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(2)               any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(3)               any Capital Stock, provided such receipt of Capital Stock would qualify under clause (2) of the second paragraph of this section; and

(4)               any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (4) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(e)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.09 hereof or this Section 5.10, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.09 hereof or this Section 5.10 by virtue of such compliance.

Section 5.11          Transactions with Affiliates.

(a)          The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)               such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the disinterested members of the Board of Directors of the Company, if any, approving such Affiliate Transaction.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.11(a) hereof:

(1)               transactions between or among the Company and/or any of the Restricted Subsidiaries;

(2)               Restricted Payments permitted by Section 5.07 hereof and Permitted Investments;

(3)               the payment of reasonable and customary fees paid to, reimbursement of expenses and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(4)               transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(1) above;

(5)               payments or loans (or cancellation of loans) to employees or consultants of the Company, or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith;

(6)               any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date hereof (as determined by the Board of Directors of the Company in good faith));

(7)               the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date hereof (as determined by the Board of Directors of the Company in good faith);

(8)               transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture;

(9)               the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate of the Company and other customary rights in connection therewith;

(10)           transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Company;

(11)           transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or Subsidiary participating in such joint ventures than they are to other joint venture partners;

(12)           transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(13)           transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;

(14)           any Indebtedness from time to time owing by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary

(15)           any servicing and/or management agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement to such servicing and/or management agreements or arrangements or replacement thereof or any substantially similar servicing and/or management agreement or arrangement entered into after the Closing Date, so long as any material amendment, modification, supplement, replacement or substantially similar agreement or arrangement meets the requirements of clause (2) of Section 5.11(a); and

(16)           any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is the issuance of Equity Interests (other than Disqualified Stock).

Section 5.12          Liens.

(a)          The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Company or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (i) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

(b)           Any Lien created for the benefit of the Holders of the Notes pursuant to clause (a)(i) above shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 5.13          Corporate Existence. Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)               its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)               the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 5.14          Offer to Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of Notes as provided in Section 13.02, with the following information:

(1)               that the Change of Control Offer is being made pursuant to this Section 5.14 and that all Notes properly tendered will be accepted for payment;

(2)               the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”);

(3)               that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)               that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(5)               that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, or transfer by book entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)               that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)               if such notice is given prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8)               that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $200,000 or an integral multiple of $1,000 in excess thereof.

(b)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.14, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.14 by virtue of such compliance.

(c)           On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1)               accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)               on or prior to 10:00 a.m. New York City time, deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)               deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of the Notes the Change of Control Payment for such Notes, and the Trustee, upon the Company’s order, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)           Notwithstanding anything to the contrary in this Section 5.14, the Company will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 4.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(e)           Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control. A Change of Control may be subject to one or more conditions precedent, including, but not limited to, completion of such Change of Control, as the case may be.

Section 5.15          Limitation on Issuances of Guarantees of Indebtedness. From and after the Closing Date, the Company will not cause or permit any of its Restricted Subsidiaries (other than a Securitization Subsidiary or a Guarantor), directly or indirectly, to guarantee any Capital Markets Debt or unsecured Credit Facility (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) of the Company or any Guarantor unless, such Restricted Subsidiary:

(a)            within five Business Days of the date on which it guarantees Capital Markets Debt or an unsecured Credit Facility of the Company or any Guarantor executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee in a Note Guarantee all of the Company’s obligations under the Notes and this Indenture and other terms contained in the applicable supplemental indenture and subject to the conditions contained in such supplemental indenture; and

(b)             delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture and Note Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Subsidiary of the Company shall be a Guarantor for all purposes of this Indenture until such Note Guarantee is released in accordance with Section 11.05 hereof.

Section 5.16          Covenant Suspension.

(a)          If on any date following the Closing Date (i) the Notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)               Section 5.10 hereof;

(2)               Section 5.07 hereof;

(3)               Section 5.09 hereof;

(4)               Section 6.01(a)(4) hereof;

(5)               Section 5.11 hereof; and

(6)               Section 5.08 hereof.

(b)           In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies (i) withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating and/or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one of the Rating Agencies indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events, including, without limitation, a proposed transaction described in clause (ii) above.

(c)           The period of time between the date of the Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. During the Suspension Period no additional Subsidiary may be designated an Unrestricted Subsidiary unless such designation would have been permitted if Section 5.07 hereof had been in effect at all times during the Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default hereunder; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 5.07 hereof had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 5.09(b)(3) hereof.

(d)          The Company will give written notice to the Trustee and the Holders within 30 days of the date of any Covenant Suspension Event and/or any Reversion Date.

Section 5.17          Additional Amounts. All payments made under or with respect to the Notes or any Note Guarantee by a Payor will be made free and clear of and without withholding or deduction for or on account of any present Taxes, unless the withholding or deduction of such Taxes is required by law. If any withholding or deduction for or on account of Taxes is required by applicable law of a Relevant Tax Jurisdiction, the applicable Payor will pay to Holders such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of interest (including any premium paid upon redemption of the notes and any discount deemed interest under applicable law of a Relevant Tax Jurisdiction), principal or other amount on that Note or the Note Guarantee will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted.

(a)           The Company (and Guarantors) will also indemnify and reimburse Holders for:

(1)               Taxes (including any interest, penalties and related expenses) imposed on the Holders (or if a Holder is not the beneficial owner, the beneficial owner) by a Relevant Tax Jurisdiction if and to the same extent that a Holder would have been entitled to receive additional amounts if the Company (or a Guarantor) or other applicable withholding agent had been required to deduct or withhold those taxes from payments on the Notes or the Note Guarantees; and

(2)               Stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the Notes or the Note Guarantees or other related documents and obligations.

(b)          The Company (or a Guarantor) will not pay additional amounts to any Holder for or on account of any of the following:

(1)               any Tax imposed solely because at any time there is or was a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the Relevant Tax Jurisdiction imposing the tax (including having a permanent establishment in, being a citizen, resident or national of or incorporated in or carrying on a business in such Relevant Tax Jurisdiction), other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note or the Note Guarantees;

(2)               any estate, inheritance, gift, excise, transfer, property or any similar tax, assessment or other governmental charge;

(3)               any Taxes imposed solely because the Holder (or if the Holder is not the beneficial owner, the beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or any beneficial owner of the Note or the Note Guarantees, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to an exemption from the tax, assessment or other governmental charge for which such Holder is eligible and the Company (or a Guarantor) has given the Holders written notice within a reasonable period of time prior to the first payment date with respect to which such information or identification is required under applicable law that Holders will be required to provide such information and identification;

(4)               any Taxes with respect to a Note or a Note Guarantee presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the Note would have been entitled to additional amounts had the Notes been presented on the last day of such 30-day period;

(5)               any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(6)               any Tax imposed on or with respect to a payment made to a Holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(7)               any Tax payable other than by deduction or withholding from payments to a Holder or beneficial owner under, or with respect to, the Notes or with respect to any Note Guarantee; or

(8)               any combination of times listed in clauses (1) through (7) above.

(c)           The Payor will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes. The Payor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

(d)          This Section 5.17 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

Section 5.18          Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(a)           any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b)           such designation complies with Section 5.09 hereof; and

(c)           each of (x) the Subsidiary to be so designated and (y) its Subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

(d)           the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 5.09(a) hereof or

(e)           the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 5.07(a) hereof or under Section 5.07(b)(5) or (7) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Article 6

SUCCESSORS

Section 6.01          Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets.

(a)          The Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)          either:

(A)              the Company is the surviving corporation; or

(B)              the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);

(2)          the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to a supplemental indenture;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A)              the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof; or

(B)              the Fixed Charge Coverage Ratio for the Successor Company would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(5)           the Company or such Successor Company, as applicable, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture, if any, comply with this Indenture.

(b)           The Successor Company will succeed to, and be substituted for, the Company under this Indenture and the Notes.

(c)           Notwithstanding the foregoing clauses (a)(3) and (a)(4),

(1)               any Restricted Subsidiary may consolidate with, amalgamate or merge into or transfer all or part of its properties and assets to the Company; and

(2)               the Company may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in any Permitted Jurisdiction so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Section 6.02          Successor Corporation Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 6.01 hereof, the successor Person formed by such consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company, as the case may be), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company or the Company shall not be relieved from the obligation to pay the principal of, premium on, if any, interest, if any, on, the Notes or the Note Guarantee except in the case of a sale of all of the Company’s or the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.01 hereof.

Article 7

DEFAULTS AND REMEDIES

Section 7.01          Events of Default. Each of the following is an “Event of Default”:

(1)          default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)          default for 30 days or more in the payment when due of interest, if any, on or with respect to the Notes;

(3)          failure by the Company or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee to the Company or by Holders of at least 25% in aggregate principal amount of the Notes then issued and outstanding voting as a single class to the Company (with a copy to the Trustee) to comply with any of the agreements in this Indenture (other than a default referred to in clause (1) or (2) of this Section 7.01);

(4)          default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(A)         such default either:

(i)                  results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii)                relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and,

(B)           the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding, in each case without such acceleration having been rescinded, annulled or otherwise cured; provided that if any such acceleration is being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, then the Event of Default by reason thereof would not deemed to have occurred until the conclusion of such proceedings; and provided further that such default shall not be an Event of Default with respect to (a) Indebtedness owed to the Company or a Restricted Subsidiary, or (b) secured Indebtedness of a Restricted Subsidiary as to which the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the obligees of such Indebtedness have no recourse to the assets of the Company or any Guarantor and that the Board of Directors have determined in good faith that the assets of the applicable Restricted Subsidiary have a Fair Market Value less than the amount of such outstanding Indebtedness;

(5)           failure by the Company or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $50.0 million (to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage or an indemnity by a third party with an Investment Grade Rating from any Rating Agency), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant Subsidiary as to which the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary; or

(6)           the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)              commences a voluntary case,

(B)              consents to the entry of an order for relief against it in an involuntary case,

(C)              consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)              makes a general assignment for the benefit of its creditors, or

(E)               generally is not paying its debts as they become due; or

(7)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)              is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)              appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)              orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8)           except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

provided that, with respect to clauses (6), (7) and (8), such events of bankruptcy or insolvency shall not be an Event of Default with respect to a Significant Subsidiary if both:

(A)              Such event of bankruptcy or insolvency is commenced by creditors of such Significant Subsidiary that have no recourse to the assets of the Company or any Guarantor; and

(B)              the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the amount of its outstanding Indebtedness.

Section 7.02          Acceleration. In the case of an Event of Default specified in clause (6) or (7) of Section 7.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company (with a copy to the Trustee), may declare the principal, premium, if any, interest and any other monetary obligations on the Notes to be due and payable immediately.

Upon the effectiveness of any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section 7.03          Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04          Waiver of Past Defaults.

(a)           In the event of any Event of Default specified in Section 7.01(4) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)               the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(2)               the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(3)               the default that is the basis for such Event of Default has been cured.

(b)           The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05          Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that is unduly prejudicial to the rights of other Holders of Notes or that would expose the Trustee to personal liability. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 7.06          Limitation on Suits. The Trustee shall be under no obligation to execute any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnification or security satisfactory to the Trustee against any loss, liability or expenses.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)               such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)               Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)               such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)               the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)               during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07          Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08          Collection Suit by Trustee. If an Event of Default specified in Section 7.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09          Trustee May File Proofs of Claim. The Trustee (irrespective of whether the principal of the Notes shall then be due and payable) is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian, receiver, trustee, liquidator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10          Priorities. If the Trustee collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

(a)          First: to the Trustee, its agents and attorneys for all amounts due under Section 8.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(b)         Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, respectively; and

(c)          Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Article 8

TRUSTEE

Section 8.01          Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)          Except during the continuance of an Event of Default:

(1)               the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)               in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the same to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)               this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2)               the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)               the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof; and

(4)               No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e)           The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02          Rights of Trustee.

(a)           The Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, opinion, notice, request, direction, consent or other document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such item.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)             The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(h)            In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.03          Individual Rights of Trustee. The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent, as the case may be. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04          Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05          Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06          Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b)          A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07          Compensation and Indemnity.

(a)           The Company and the Guarantors will pay to the Trustee from time to time compensation for its acceptance of this Indenture and all services rendered by the Trustee hereunder as the Company and the Trustee shall agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Company and the Guarantors, jointly and severally, will indemnify the Trustee for, and hold it harmless against, any and all losses, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)           The obligations of the Company and the Guarantors under this Section 8.07 will survive the satisfaction and discharge of this Indenture or resignation or removal of the Trustee.

(d)          To secure the Company’s and the Guarantors’ payment obligations in this Section 8.07, the Trustee will have a Lien prior to the Notes on all money and property held or collected by the Trustee, except funds held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture or resignation or removal of the Trustee.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 7.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 8.08          Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b)          The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)               the Trustee fails to comply with Section 8.10 hereof;

(2)               the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)               a custodian or public officer takes charge of the Trustee or its property; or

(4)               the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof will continue for the benefit of the retiring Trustee.

Section 8.09          Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 8.10          Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 8.11          Preferential Collection of Claims Against Company. The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Article 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01          Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02          Legal Defeasance and Discharge. Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and each of the Subsidiaries of the Company that is a Guarantor (each, a “Subsidiary Guarantor”) will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees of the Subsidiary Guarantors only) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees of the Subsidiary Guarantors only), which will thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees of the Subsidiary Guarantors and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)               the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, or interest, if any, on such Notes when such payments are due solely out of the trust referred to in Section 9.04 hereof;

(2)               the Company’s obligations with respect to such Notes under Article 3 and Section 5.02 hereof;

(3)               the rights, powers and immunities of the Trustee hereunder and the Company’s and Guarantors’ obligations in connection therewith;

(4)               the Company’s Obligations under Article 11 hereof; and

(5)               this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

For the avoidance of doubt, all obligations of the Company under Article 11 hereof shall remain in full force and effect regardless of any such Legal Defeasance.

Section 9.03          Covenant Defeasance. Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from each of their obligations under the covenants contained in Sections 5.03, 5.04, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.17 and 5.18 hereof and clause (4) of Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(3), (4), (5) hereof, and Section 7.01(8) hereof (with respect to Note Guarantees of Subsidiary Guarantors only) hereof will not constitute Events of Default. For the avoidance of doubt, all obligations of the Company under Article 11 hereof shall remain in full force and effect regardless of such Covenant Defeasance.

Section 9.04          Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 9.02 or 9.03 hereof:

(1)          the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, if any, due on the Notes issued under this Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest, if any, on the Notes;

(2)          in the case of an election under Section 9.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(A)              the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B)              since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of an election under Section 9.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which, the Company is a party or by which the Company is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

(6)          the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in this Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 9.05          Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 9.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 9 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06          Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 9.07          Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01      Without Consent of Holders of Notes. Notwithstanding Section 10.02 of this Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes:

(1)               to cure any ambiguity, omission, mistake, defect or inconsistency, as evidenced in an Officers’ Certificate;

(2)               to comply with the covenant relating to amalgamations, mergers, consolidations and sales of assets;

(3)               to provide for the assumption of the obligations of the Company or any Guarantor to Holders

(4)               to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(5)               to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(6)               to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7)               to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof;

(8)               to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9)               to add guarantees of the Notes in accordance with the terms of this Indenture; or

(10)            to conform the text of this Indenture or the Notes to any provision of the “Description of the 2021 Notes” section of the Company’s Prospectus Supplement dated September 24, 2014, relating to the initial offering of the Notes, to the extent that such provision in that “Description of the 2021 Notes” was intended by the Company to be a verbatim recitation of a provision of this Indenture or the Notes, such intent to be evidenced by an Officers’ Certificate of the Company delivered to the Trustee.

Section 10.02      With Consent of Holders of Notes. Except as provided below in this Section 10.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.09, 5.10 and 5.14 hereof) and the Notes with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).

It is not necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)               reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)               reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 4.09, 5.10 and 5.14 hereof);

(3)               reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)               waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained herein which cannot be amended or modified without the consent of all Holders;

(5)               make any Note payable in money other than that stated in the Notes;

(6)               make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest, if any, on the Notes;

(7)               make any change in the preceding amendment and waiver provisions;

(8)               impair the right of any Holder to receive payment of principal of, premium, or interest, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(9)               make any change to or modify the ranking of the Notes that would adversely affect the Holders.

Section 10.03      Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 10.04      Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06      Trustee to Sign Amendments, etc. Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes (if such execution is pursuant to Section 10.02), and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 8.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect, relating to or affecting creditors’ rights and remedies generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, good faith and fair dealing and the discretion of the court before which any proceeding may be brought; (iii) the qualification that such counsel expresses no opinion as to the validity, binding effect or enforceability of any provision in any document relating to indemnification, contribution or exculpation that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation); and (iv) the qualification that to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the documents or securities referred to therein, such Opinion of Counsel is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001), and that such enforceability may be limited by public policy considerations.

Article 11

NOTE GUARANTEES

Section 11.01      Guarantee.

(a)           Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)               the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)               in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree (to the extent they may lawfully do so) that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent it may lawfully do so) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)            If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02      Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee or any other applicable law. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03      Execution and Delivery of Note Guarantee. Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company will cause any Restricted Subsidiary required to guarantee the Notes pursuant to the provisions of Section 5.18 hereof to comply with the provisions of Section 5.18 hereof and this Article 11, to the extent applicable.

Section 11.04      Guarantors May Consolidate, etc., on Certain Terms. Except as otherwise provided in Section 11.05 hereof, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(a)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b)          either:

(1)               subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Subsidiary Guarantor under its Note Guarantee, this Indenture on the terms set forth herein, pursuant to a supplemental indenture in substantially in the form of Exhibit B hereto; or

(2)               the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 5.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05      Releases.

(a)                In the event of a sale or other transfer or disposition of all of the Capital Stock in any Subsidiary of the Company that is a Guarantor to any Person that is not an Affiliate of the Company in compliance with Section 4.09 or 5.10 hereof; or

(b)               In the event all or substantially all the assets or Capital Stock of a Subsidiary of the Company that is a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of Section 4.09 or 5.10 hereof;

then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a written instrument or confirmation executed by the Trustee, upon the request and at the expense of the Company; provided, however that the Company delivers to the Trustee an Officers’ Certificate certifying that the Net Cash Proceeds of such sale or other disposition will be applied in accordance with Section 5.10 hereof and, if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an Opinion of Counsel. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 5.10 hereof, the Trustee will execute any documents required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

In addition, the Note Guarantee of a Subsidiary of the Company that is a Guarantor will be released:

(a) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 5.18;

(b) if the Guarantor ceases to be a guarantor under any Capital Markets Debt or unsecured Credit Facilities, including the guarantee that resulted in the obligation of such Guarantor to guarantee the Notes, and is released or discharged from all obligations thereunder; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under Section 5.09 such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 5.09; or

(c) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Section 9.02 and Article 12 hereof.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of the Company and any other Guarantor under this Indenture as provided in this Article 11.

Article 12

SATISFACTION AND DISCHARGE

Section 12.01      Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)         either:

(1)          all such Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)          (A) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption;

(B)              no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

(b)           the Company has paid or caused to be paid all sums payable by them under this Indenture; and

(c)            the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 9.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge the provisions of Section 8.07 hereof, which shall survive the satisfaction and discharge of this Indenture.

Section 12.02      Application of Trust Money. Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 13

MISCELLANEOUS

Section 13.01      Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02      Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Fly Leasing Limited

West Pier

Dun Laoghaire, Co.

Dublin, Ireland

Facsimile No.:          +353-1-231-1901

Attention:                General Counsel

With a copy to:

BBAM US LP

50 California Street, 14th Floor

San Francisco, California 94111

Facsimile No.:          +1 415 618 3337

Attention:                General Counsel

With a copy to:

Jones Day

222 East 41st Street

New York, NY 10017-6727

Facsimile No.:          +1 212 755 7306

Attention:                 Boris Dolgonos, Esq.

If to the Trustee:

Wells Fargo Bank, National Association

Corporate, Municipal & Escrow Solutions

333 S. Grand Avenue, 5th Floor

Suite 5A

Los Angeles, CA 90071

Facsimile No.:          +1 213 253-7598

Attention:                Madeliena J. Hall

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

So long as the Notes are held in global form, notices to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Company issues any Notes in certificated form, any notice or communication to a Holder of certificated Notes will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar (or otherwise in accordance with the procedures of the DTC). Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provisions of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary.

Section 13.03      Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 13.04      Certificate and Opinion as to Conditions Precedent. Except upon the initial issuance of the Notes, upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)               an Officers’ Certificate (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)               an Opinion of Counsel (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(1)               a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)               a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based and the definitions relating thereto;

(3)               a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)               a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06      Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07      No Personal Liability of Directors, Officers, Employees and Shareholders. No director, officer, employee, incorporator or shareholder of the Company shall have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.08      Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 13.09      Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by the Trustee or any Holder, the directors, officers, employees and agents of the Trustee or any Holder, or by any person who controls the Trustee or any Holder, arising out of or based upon this Indenture may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints Puglisi & Associates, 850 Liberty Avenue, Suite 204, Newark, Delaware 19711 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by the Trustee or any Holder, the directors, officers, employees and agents of the Trustee or any Holder, or by any person who controls the Trustee or any Holder, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

Section 13.10      No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11      Successors. All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.12      Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.13      Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be considered an original, but all of them together represent the same agreement.

Section 13.14      Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15      Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.16      U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

SIGNATURES

Dated as of October 3, 2014

FLY LEASING LIMITED

By:	/s/ Gary Dales
	Name:	Gary Dales
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

CUSIP/ISIN: 34407D AB5/ US34407DAB55

6.375% Senior Unsecured Notes due 2021

No. 0001	$325,000,000

FLY LEASING LIMITED

promises to pay to Cede & Co., or its registered assigns,

the principal sum of THREE HUNDRED TWENTY-FIVE MILLION DOLLARS, as revised by the Schedule of Exchanges of Interests in the Global Note, on October 15, 2021.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated: October 3, 2014

FLY LEASING LIMITED

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exh. A-1

6.375% Senior Unsecured Notes due 2021

[Insert the following Global Note Legend, if applicable:][“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)          INTEREST. Fly Leasing Limited, a Bermuda exempted company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.375% per annum from October 3, 2014 until maturity. The Company will pay interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be April 15, 2015. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)          METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Exh. A-2

(3)          PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)          INDENTURE. The Company issued the Notes under an Indenture dated as of December 11, 2013, as supplemented by the Second Supplemental Indenture, dated as of October 3, 2014 (as supplemented, the “Indenture”), in each case, between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)          OPTIONAL REDEMPTION. Except as described below, the Notes are not redeemable at the Company’s option.

(a)          Prior to October 15, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders or otherwise in accordance with the procedures of the DTC, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b)          On and after October 15, 2017, the Company will be entitled at its option, at any time and from time to time, to redeem all or a portion of the Notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at the redemption prices (expressed as percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2017	104.781%
2018	103.188%
2019	101.594%
2020 and thereafter	100.000%

(c)          Prior to October 15, 2017, the Company may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the notes (including any Additional Notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the Notes so redeemed) equal to 106.375% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption.

Exh. A-3

(d)          The Company will be entitled, at its option, to redeem the Notes in whole (but not in part) at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, if at any time it becomes obligated to pay Additional Amounts on the Notes on the next interest payment date with respect to the Notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective and is announced after the Closing Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Closing Date, such later date) and provided the Company cannot avoid the obligation after taking reasonable measures to do so.

(e)          Any redemption pursuant to this paragraph (5) shall be made pursuant to the provisions of Sections 4.01 through 4.06 of the Indenture.

(6)          MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)          REPURCHASE AT THE OPTION OF HOLDER.

(a)          Upon the occurrence of a Change of Control, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)          If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and, if required by the terms of any senior Indebtedness, to the holders of such senior Indebtedness to purchase the maximum principal amount of Notes and such other senior Indebtedness, that are $200,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 4.09 of the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for general corporate purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes or the senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Notes and such senior Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes or such senior Indebtedness tendered, subject to adjustments by the Company so that no Notes or such other senior Indebtedness are left outstanding in unauthorized denominations. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)          NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date (and not more than 90 days before the next date on which the Company would be obligated to pay Additional Amount under Section 4.10 of the Indenture), the Company will mail or cause to be mailed, by first class mail, postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, or otherwise in accordance with the procedures of the DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $200,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Exh. A-4

(9)          DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)          PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)          AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any), voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee. Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, as evidenced in an Officers’ Certificate; to comply with Section 6.01 of the Indenture; to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or the Guarantor pursuant to Articles 6 or 11 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights of such Holder under the Indenture; to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company; to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof; to provide for the issuance of exchange notes; to add guarantees of the Notes in accordance with the terms of the Indenture; or to conform the text of the Indenture or the Notes to any provision of the “Description of the 2021 Notes” section of the Company’s Prospectus Supplement dated September 24, 2014, relating to the initial offering of the Notes, to the extent that such provision in that “Description of the 2021 Notes” was intended by the Company to be a verbatim recitation of a provision of this Indenture or the Notes, such intent to be evidenced by an Officers’ Certificate of the Company to that effect; or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

(12)          DEFAULTS AND REMEDIES. Events of Default include: (i) default in the payment when due and payable (at maturity, upon redemption, acceleration or otherwise) of the principal of, or premium, if any, on the Notes; (ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture, (iii) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of written notice by the Trustee to the Company or by the Holders of at least 25% in aggregate principal amount of the Notes then issued and outstanding voting as a single class to the Company (with a copy to the Trustee) to comply with any of the agreements in the Indenture (other than a default referred to in clauses (i), or (ii) above); (iv) default under certain other agreements relating to Indebtedness of the Company which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity; (v) failure by the Company or any of its Restricted Subsidiaries to pay certain final judgments, which judgments are not paid, discharged or stayed, for a period of 60 days; (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and (vii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Exh. A-5

(13)          TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)          NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15)          AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)          ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)          CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)          GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

FLY LEASING LIMITED

West Pier

Dun Laoghaire Co.

Dublin, Ireland

Facsimile No.:           +353-1-231-1901

Attention:                 General Counsel

Exh. A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh. A-7

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 5.10	☐ Section 5.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 5.10 or Section 5.14 of the Indenture, state the amount you elect to have purchased:

$_____________

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh. A-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

Exh. A-9

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of           , among               (the “Guaranteeing Subsidiary”), a subsidiary of Fly Leasing Limited (or its permitted successor), a Bermuda exempted company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 11, 2013, as supplemented by the Second Supplemental Indenture dated as of October 3, 2014 (as supplemented, the “Indenture”), in each case, between the Company and the Trustee, providing for the issuance of 6.375% Senior Unsecured Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.         CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.         AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.         NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.         NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.         COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement.

6.         EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.         THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

Exh. B-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                    ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

FLY LEASING LIMITED

By:
Name:
Title:

[OTHER EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Exh. B-2